Exhibit 99.1

Omega Transfers Operations of 13 Facilities to Affiliates of Formation Capital; Genesis Healthcare to Manage

TIMONIUM, Md., Sep 08, 2008 -- Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that it completed the operational transfer of 13 skilled nursing facilities to affiliates of Formation Capital ("Formation"), in accordance with the terms of the Master Transaction Agreement dated August 6, 2008 and previously disclosed by the Company on August 7, 2008. The facilities were formerly leased to Haven Eldercare, but had been taken over by Omega on July 7, 2008. The 13 facilities are located in Connecticut (5), Rhode Island (4), New Hampshire (3) and Massachusetts (1). As part of the transaction, Genesis Healthcare ("Genesis") has entered into a long-term management agreement with Formation, to oversee the day-to-day operations of each of these facilities. Two remaining facilities in Vermont will transfer upon the appropriate regulatory approvals expected sometime in the near future.

Terms and conditions of the transaction are essentially consistent with the Master Transaction Agreement as previously disclosed.

Genesis is a leading healthcare provider with more than 200 skilled nursing centers and assisted living communities in 13 eastern states, including each of the five states in which these facilities are located. Formation Capital is an experienced equity investor in the senior housing industry with economic interest in more than 300 healthcare facilities.

The Company is a real estate investment trust investing in and providing financing to the long-term care industry. At June 30, 2008, the Company owned or held mortgages on 252 SNFs and assisted living facilities with approximately 28,794 beds located in 29 states and operated by 26 third-party healthcare operating companies.

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company's ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company's ability to maintain its status as a real estate investment trust; (ix) the Company's ability to manage, re-lease or sell any owned and operated facilities; (x) the Company's ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; and (xii) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Omega Healthcare Investors, Inc.
Dan Booth, Chief Operating Officer
410-427-1700
or
Bob Stephenson, Chief Financial Officer
410-427-1700